Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into and made effective as of May 25th, 2021 (“Effective Date”) by and between Milky Way BioPharma, LLC, a California limited liability company having a place of business at 1230 Bordeaux Drive, Sunnyvale, CA, 94089 (“Licensor”) and Corbus Pharmaceuticals, Inc., a Delaware corporation having a place of business at 500 River Ridge Drive, Norwood, MA 02062 (“Company”). Company and Licensor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Company desires to obtain from Licensor an exclusive license under certain patents, know-how and other intellectual property owned by or licensed to Licensor in connection with certain integrin targeting therapeutics; and

Whereas, Licensor is willing to grant such rights and licenses under the terms and conditions set forth in this Agreement.

Now, Therefore, the Parties agree as follows:

Article 1
Definitions

As used herein, the following terms shall have the following meanings:

1.1 “[***]” means the Licensor proprietary Antibody known as “[***]”, as described specifically in Exhibit B.

1.2 “[***]” means the Licensor proprietary Antibody known as “[***]”, as described specifically in Exhibit B.

1.3 “Affiliate” means, with respect to a particular Party or other entity, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party or other entity. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.4 “Antibody” means any (a) antibody, or antibody fragment or variant thereof and any (b) fusions and conjugates thereof (such as those bound to a toxin, label or other compound), and any (c) multimeric versions thereof, and (d) any combination of (a) through (c), in each case, that binds to, interacts with or modulates a Target.

1.5 “Applicable Law” means applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.6 “Combination Product” means any biopharmaceutical preparation in final form containing a Licensed Antibody in combination with (a) one or more other active ingredients (whether co-formulated or co-packaged), sold either as a fixed dose or unit or as separate doses or units as a single stock keeping unit (“SKU”) or at a single price, or (b) one or more device(s), services or other items of value (including a Companion Diagnostic) as a single SKU or at a single price (such other active ingredients, Companion Diagnostics, devices, services, or other items of value, “Other Items”).

1.7 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations or tasks with a level of effort and resources at least consistent with practices normally devoted by such Party for conducting such obligations or tasks with respect to a product owned by it or to which it has rights and that is at a similar stage of development or commercialization and has a similar net sales potential and strategic value, based on conditions then prevailing and taking into account all relevant scientific, technical and commercial factors.

1.8 “Companion Diagnostic” means any product or service that: (a) identifies a person having a disease or condition or a molecular genotype or phenotype that predisposes a person to such disease or condition, in each case, for which a Licensed Antibody or Licensed Product could be used to treat or prevent such disease or condition; (b) defines the prognosis or monitors the progress of a disease or condition in a person for which a Licensed Antibody or Licensed Product could be used to treat or prevent such disease or condition; (c) is used to select a therapeutic or prophylactic regimen, wherein at least one (1) potential such therapeutic or prophylactic regimen involves a Licensed Antibody or Licensed Product, and where the selected regimen is determined to likely be effective or to be safe for a person, based on the use of such product or service; or (d) is used to confirm a biological activity or to optimize dosing or the scheduled administration of a Licensed Antibody or Licensed Product.

1.9 “Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form. All Information disclosed by either Party pursuant to the Mutual Non-Disclosure Agreement between the Parties dated January 8, 2021 (the “Confidentiality Agreement”) shall be deemed to be such Party’s Confidential Information disclosed hereunder.

1.10 “Control” means, with respect to any Information, patent, patent application, or other intellectual property right, that the applicable Party owns or has a license to such Information, patent, patent application, or intellectual property right and has the ability to grant to the other Party access to and a license (or sublicense, as applicable) under same without violating the terms of any agreement or other legally enforceable arrangement with a Third Party.

1.11 “Cover” means, with respect to Patent and any product, process, method or composition, that, in the absence of a license granted under such Patent, the manufacture, use, sale, practice or other exploitation of such product, process, method or composition would infringe such Patent (or, in the case of a pending Patent, would infringe such Patent if its claims were to issue in the same form). Cognates of “Cover” (including without limitation “Covers,” “Covered” and “Covering”) have a correlative meaning.

1.12 “Derivatives” means (a) any fragments, variants, modifications or derivatives of a Licensed Antibody, including, to the extent derived from such Licensed Antibody, (i) any humanized or chimeric Antibody, (ii) any less-than-full-length Antibody form such as Fv, Fab and F(ab’)2 and (iii) any antibody or antibody fragment that is conjugated or fused to any other composition, including for example, a toxin, radionuclide, small molecule, polypeptide or polypeptide fragment; and (b) any nucleic acid comprising a sequence of nucleotides encoding (or complementary to a nucleic acid encoding) some or all of any Licensed Antibody or any of the molecules described in subsection (a).

1.13 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.14 “EMA” means the European Medicines Agency, or any successor thereof performing substantially the same functions.

1.15 “FDA” means the United States Food and Drug Administration, or any successor entity thereof performing substantially the same functions.

1.16 “Field” means all fields of use.

1.17 “First Commercial Sale” means, with respect to a Licensed Product in a particular country, the first commercial sale of such Licensed Product in such country after all needed Regulatory Approvals have been obtained in such country.

1.18 “IND” means any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside of the United States (such as a Clinical Trial Authorization, or CTA, in the European Union).

1.19 “Information” means information and data of any type and in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, operating procedures, protocols, formulations, software, formulae, knowledge, know-how (including without limitation any manufacturing, regulatory, or clinical know-how), skill, experience, test data, analytical and quality control data, stability data, results of studies and patent and other legal information or descriptions.

1.20 “Knowledge” means, with respect to a Party, the actual knowledge of (i) such Party’s internal legal department (including such legal department’s intellectual property group), (ii) any employees of such Party who were directly involved in the negotiation of this Agreement with the other Party or (iii) any member of such Party’s senior management.

1.21 “Licensed Antibody” means an Antibody owned or Controlled by Licensor as of the Effective Date and/or until termination or expiration of this Agreement, including the [***] Antibody and the [***] Antibody, and including any Derivatives of each such Antibody that are (a) created by or on behalf of Company, its Affiliates, or (sub)licensees and (b) Covered by a Valid Claim in any Licensor Patent.

1.22 “Licensed Know-How” means all Information that is Controlled by Licensor or any of its Affiliates as of the Effective Date or during the Term that is associated with, or necessary or reasonably useful for, the research, development, manufacture, or commercialization of a Licensed Antibody or a Licensed Product in the Field.

1.23 “Licensed Patents” means all Patents that are Controlled by Licensor or any of its Affiliates as of the Effective Date or during the Term that Cover the composition of matter, formulation, manufacture or use of a Licensed Antibody or Licensed Product or that are otherwise or necessary or reasonably useful for the research, development, manufacture, or commercialization of a Licensed Antibody or a Licensed Product in the Field, including without limitation the Patents listed in Exhibit A.

1.24 “Licensed Product” means any product that contains a Licensed Antibody.

1.25 “Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.26 “Net Sales” means, with respect to a given period of time, the gross amount invoiced by Company, its Affiliates, or (sub)licensees, but excluding Qualified Sublicensees and its sublicensees, during such period for sale of Licensed Product to unrelated Third Party purchasers, less the following deductions and offsets:

(a) normal and customary trade, prompt payment, cash and quantity discounts, allowances and credits actually allowed or paid in the ordinary course of business in connection with the sale of Licensed Products;

(b) credits or allowances actually granted for damaged Licensed Products, returns or rejections of Licensed Product, price adjustments and billing errors, in each case not in excess of the selling price of the Licensed Product;

(c) reasonable and customary rebates, chargebacks and discounts (or equivalents thereof), based on the invoiced price or net price to Third Party purchasers, granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers and reimbursors;

(d) transportation costs, including insurance, for outbound freight related to delivery of the Licensed Products to the extent billed separately on the invoice and paid by the buyer;

(e) sales taxes, custom duties and levies, import fees, and other governmental charges (including value added tax, but solely to the extent not otherwise creditable or reimbursed) to the extent billed separately on the invoice and actually paid in connection with the sale (but excluding what is commonly known as income taxes); and

(f) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of the Licensed Products;

(g) other similar or customary deductions taken in the ordinary course of business or in accordance with GAAP.

Net Sales will be determined in accordance with GAAP. Net Sales will not be imputed to transfers of Licensed Products for use in Clinical Studies, non-clinical Development activities or other Development activities with respect to Licensed Products, for bona fide charitable purposes, for compassionate use, for indigent patient programs or as free samples.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average Net Sales Price in such country of any Licensed Product that contains the same Licensed Antibody as such Combination Product as its sole active ingredient(s), if sold separately in such country, and B is the average Net Sales Price in such country of, as applicable, each product that contains the Other Items contained in such Combination Product if sold separately in such country; provided that the invoice price in a country for (A) each Licensed Product that contains only a Licensed Antibody and (B) in the case of a product that contains solely the Other Items included in the Combination Product will to the extent feasible be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable. If either such Licensed Product that contains a Licensed Antibody as its sole active ingredient or any such product that the relevant Other Items is not sold separately (including in the case of the sale of a combination therapy that contains a Licensed Antibody but is not sold separately) in a particular country, then the adjustment to Net Sales will be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Licensed Product or product in such Combination Product to the total fair market value of such Combination Product.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements will be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Company’s existing allocation method; provided that any such allocation will be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.

Subject to the above, Net Sales will be calculated (and, as applicable, converted from foreign currencies into Dollars) in accordance with Company’s standard internal policies and procedures, which must be in accordance with applicable accounting standards and applied consistently across its respective businesses.

1.27 “Other Items” has the meaning set forth in Section 1.7.

1.28 “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.29 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.30 “Phase 1 Clinical Trial” means [***], as amended from time to time, or a comparable clinical study prescribed by the Relevant Regulatory Authority in a country other than the United States.

1.31 “Phase 2 Clinical Trial” means [***], as amended from time to time, or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States [***].

1.32 “Phase 3 Clinical Trial” means [***] or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States, with the aim to obtain Regulatory Approval.

1.33 “Qualified Sublicensee” has the meaning set forth in Section 1.35.

1.34 “Qualified Sublicensing Income” means revenue received by Corbus in exchange for granting a sublicense to a Third Party pursuant to Section 2.2 under which Corbus grants to such Third Party full operational control of developing, seeking Regulatory Approval of, and commercializing Licensed Product in the Field in the Territory (such Third Party a “Qualified Sublicensee”). Qualified Sublicensing Income specifically excludes any consideration received that is reasonably allocable to an independent negotiated-for arrangement other than a sublicense under the Licensed Technology, including as (a) reasonable cost-based funding (without markup) for research, development, manufacturing or commercialization activities undertaken by or on behalf of Company; or (b) a bona-fide loan, provided that any loan amounts that are forgiven will be included in Qualified Sublicensing Income. For the avoidance of doubt, Qualified Sublicensing Income excludes any revenue received by Company through any partnerships, collaborations, strategic alliances, joint ventures and other transactions where Company and a Third Party co-develop, co-commercialize or co-promote any Licensed Product in the Territory.

1.35 “Regulatory Approval” means all approvals, including pricing and/or reimbursement approvals if applicable, necessary for the commercial sale of a Licensed Product in the Field in a given country or regulatory jurisdiction.

1.36 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable governmental authority involved in granting Regulatory Approval in such country or jurisdiction.

1.37 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to develop, manufacture, market, sell or otherwise commercialize a Licensed Product in a particular country or jurisdiction.

1.38 “Royalty Term” has the meaning set forth in Section 4.5(b).

1.39 “Senior Executive” means the Chief Executive Officer of a Party or duly appointed representative thereof.

1.40 “Target” means [***].

1.41 “Term” has the meaning set forth in Section 9.1.

1.42 “Termination Know-How” means all Information Controlled by Company or its Affiliates as of the effective date of termination of this Agreement that is necessary or reasonably useful for, the development, manufacture, or commercialization of Licensed Products in the Field.

1.43 “Termination Patent” means any Patent Controlled by Company or its Affiliates as of the effective date of termination of this Agreement that claims the composition of matter, manufacture or use of one or more Licensed Products or that would otherwise be infringed, absent a license, by the manufacture, use or sale of any Licensed Product.

1.44 “Territory” means all countries of the world.

1.45 “Third Party” means any entity other than (a) Licensor, (b) Company or (c) an Affiliate of either Party.

1.46 “Valid Claim” means a claim of an issued and unexpired Patent included within the Licensed Patents, to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

Article 2
Licenses

2.1 Exclusive License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company the exclusive (even as to Licensor), royalty-bearing, sublicensable (subject to Section 2.2) license, under the Licensed Patents and the Licensed Know-How, to research, have researched, develop, have developed, make, have made, use, have used, offer for sale, sell, have sold, commercialize, have commercialized import and otherwise exploit Licensed Antibodies, Derivatives, and Licensed Products, in each case in the Field in the Territory.

2.2 Sublicensing. Subject to the rest of this Section 2.2, Company shall have the right to grant sublicenses, through multiple tiers, under any or all of the rights licensed to Company in Section 2.1, without Licensor’s prior consent, provided that:

(a) Any sublicense that Company grants hereunder shall be consistent with the terms and conditions of this Agreement, but in any event, no less protective of the rights afforded to Licensor hereunder;

(b) Company shall remain primarily responsible for all of its sublicensees’ activities and any and all failures by its sublicensees to comply with the applicable terms of this Agreement; and

(c) Within sixty (60) days of executing any sublicensing agreement, and any amendments thereto, Company will provide to Licensor a fully signed copy of such agreements and amendments, which may be reasonably redacted by Company as necessary.

2.3 No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under this Agreement.

Article 3
Other Obligations of the Parties

3.1 Development and Commercialization of Products. Company shall have sole control over, and responsibility for, the research, development (including but not limited to, pre-clinical and clinical activities and the preparation and submission of all required regulatory filings), and commercialization of any Licensed Products, and shall bear all expenses related thereto.

3.2 Diligence Obligations.

(a) Company, at its own expense, shall use Commercially Reasonable Efforts to (i) research, develop and seek Regulatory Approval for Licensed Products in the Territory (in such countries that Company selects in its sole discretion) and (ii) commercialize such Licensed Products in each country in the Territory in which it receives Regulatory Approval for such Licensed Products.

(b) Notwithstanding Section 3.3(a), Company will be deemed to have fulfilled all its obligations under this Section 3.3, and will have no further diligence obligations hereunder if: [***].

3.3 Technology Transfer.

(a) Licensor shall use reasonable efforts to transfer to Company the documents and materials listed on Exhibit B no later than six (6) months after the Effective Date or as otherwise agreed by the Parties, or as provided in Exhibit B. After the expiration of the six (6) month period described above, Licensor shall use Commercially Reasonably Efforts to provide additional tangible manifestations of Licensed Know-How requested by Company, to the extent then in Licensor’s possession. In no event shall Licensor be obligated to transfer Information to Company under this Section 3.4(a) that it does not Control at such time, or violate any law, statute, ordinance or regulation; provided, however, that, to the extent any obligation to any Third Party prohibits Licensor from disclosing particular Information, Licensor shall use Commercially Reasonable Efforts to secure the right to disclose such Information to Company. Company shall reimburse all reasonable out-of-pocket costs and expenses incurred by Licensor in connection with any transfer pursuant to this Section 3.4(a).

(b) Except as expressly set forth in this Agreement, any information or MATERIALS THAT ARE TRANSFERRED PURSUANT TO THIS SECTION 3.4 ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS, MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF SUCH INFORMATION OR MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.4 Regulatory Matters.

(a) Company shall own all Regulatory Materials and Regulatory Approvals for Licensed Products in Field in the Territory.

(b) Company shall be solely responsible for seeking and maintaining Regulatory Approvals of Licensed Products developed by Company throughout the Territory (in such countries as it selects), and for preparing and filing all Regulatory Materials in connection therewith, in each case at its sole expense. Licensor shall assist and cooperate with Company in connection with the preparation of such Regulatory Materials, as reasonably requested by Company and at Company’s expense.

(c) Licensor shall not submit any Regulatory Materials or seek Regulatory Approvals for Licensed Products in the Territory. Licensor shall not communicate formally or informally with respect to Licensed Products with any Regulatory Authority, unless so required to comply with Applicable Law, in which case Licensor shall promptly notify Company of such requirement under Applicable Law and, to the extent practicable and permitted under Applicable Law, shall submit any proposed communication to Company for prior approval or, if not practicable or permitted, shall provide Company with a copy or summary thereof as soon as reasonably practicable thereafter.

Article 4
Financial Terms

4.1 Upfront Payment. As partial consideration for the rights granted hereunder, within five (5) days after the execution of this Agreement by both Parties, Company shall pay to Licensor a one-time, non-refundable, non-creditable upfront payment of five hundred thousand Dollars ($500,000.00).

4.2 Equity. As partial consideration for the rights granted hereunder, Company and Corbus Pharmaceuticals Holdings, Inc. hereby agree to issue and deliver to Licensor shares of common stock, par value $0.0001 per share of Corbus Pharmaceuticals Holdings, Inc. (the “Common Stock”), subject to the terms of a Common Stock Subscription Agreement, in an amount equal to two hundred and fifty-thousand Dollars ($250,000.00), such number of shares of Common Stock to be determined based on the average of the volume-weighted average price per share of the Common Stock, as reported by Bloomberg L.P., for the thirty (30) trailing trading days ending with the date prior to the date of the execution of this Agreement, to be issued on the later of (i) ninety (90) days following the date of this Agreement or (ii) five (5) business days following the date of approval by the stockholders of Corbus Pharmaceuticals Holdings, Inc. of a proposal to the increase the number of authorized shares of Common Stock in an amount equal to at least 300,000,000 shares of Common Stock. In the event Corbus Pharmaceuticals Holdings, Inc. is unable or elects not to increase the number of authorized shares of Common Stock to facilitate this transaction, within one hundred twenty (120) days after the date of this agreement, the Company shall pay to the Licensor two hundred fifty thousand Dollars ($250,000).

4.3 Development Milestone Payments. Company shall make each of the, non-cancelable, non-refundable, non-creditable development milestone payments (in Dollars) to Licensor set forth in the chart below within thirty (30) days after the achievement of the corresponding development milestone event by Company, its Affiliates or their respective sublicensees. Each such milestone payment shall be payable only once with respect to each Licensed Product. Corbus, in its sole discretion, may elect to pay up to [***] of each development milestone payment set forth in the table below in the form of shares of Common Stock to Licensor, based on the fair market value of such shares of Common Stock on the date the corresponding development milestone event was achieved by Company. In the event that the Company [***], the Company agrees that it will pay the Licensor [***] of the milestone payments set forth in the chart below within thirty days after the achievement of the corresponding development event by the Company, however [***] is excluded from this consideration.

Development Milestone Event (for each Licensed Product)	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

4.4 Sales Milestones. Company shall make each of the one-time, non-cancelable, non-refundable, non-creditable sales milestone payments (in Dollars) to Licensor set forth in the table below when the aggregate annual Net Sales is first achieved by Company, its Affiliates and their respective sublicensees of Licensed Products in the Territory, the corresponding amount specified below. Company shall pay to Licensor such amount within sixty (60) days after the end of the calendar year in which such event is achieved for the first time. For clarity, the milestone payments in this Section 4.4 shall be additive such that if more than one milestone below is met in the same calendar year, Company shall pay all applicable one-time payments to Licensor for that calendar year. Corbus may elect to pay up to [***] of each sales milestone payment set forth in the table below in the form of common shares of Company issued to Licensor, based on the fair market value of such common shares on the date the corresponding sales milestone was achieved by Company.

Aggregate Annual Net Sales of Licensed Products in the Territory in a calendar year	Milestone Payment
[***]	[***]
[***]	[***]

4.5 Royalties.

(a) Royalty Rates. Subject to Sections 4.5(b) and 4.5(c), Company shall pay to Licensor non-cancelable, non-refundable, non-creditable royalties equal to [***] of Net Sales of Licensed Product Covered by any Licensed Patent in the Field in the country of sale during the applicable Royalty Term.

(b) Royalty Term. Royalties shall be paid under this Section 4.5, on a country-by-country and Licensed Product-by-Licensed Product basis, during the period of time beginning from the First Commercial Sale of such Licensed Product in such country until the expiration of the last-to-expire Valid Claim in any Licensor Patent in such country that Covers the composition of matter of such Licensed Product, the manufacture of such Licensed Product in such country, or a method of use of such Licensed Product for an indication for which Regulatory Approval has been obtained in such country (the “Royalty Term”).

(c) Royalty Reduction – Third Party Licenses. If it is reasonably necessary or advisable for Company, its Affiliates, or its sublicensees to obtain a license or other agreement under a Third Party Patent in order to develop, manufacture, or commercialize a Licensed Product in a country in the Territory, where absent such license or other agreement with Third Party, the Third Party Patent may be infringed by developing, manufacturing, using, selling, importing, or otherwise commercializing a Licensed Product in the Field in the Territory (“Blocking IP License”), then Company shall be entitled to deduct from the royalty payments otherwise due to Licensor under Section 4.5(a) for such country an amount equal to [***] of the royalty, license fee, and/or other amount paid to such Third Party for such Blocking IP License in such country during the applicable reporting period; provided, however, that royalties due hereunder for any quarter shall not be reduced by more than [***]. Any deductions that cannot be made as a result of the foregoing provision may be carrying forward to subsequent quarters.

4.6 Annual Minimum Payments.

(a) Before First Commercial Sale: Company shall pay to Licensor an aggregate non-creditable, non-refundable annual minimum fee of [***] per year starting in the calendar year in which a Phase 1 Study is initiated for an Antibody that [***], which shall be pro-rated for the first calendar year.

(b) After First Commercial Sale: Company shall pay to Licensor an aggregate annual minimum royalty of [***] per year starting in the calendar year in which First Commercial Sale occurs, which shall be pro-rated for the first calendar year for the period after the First Commercial Sale, and continuing for the next five (5) full calendar years. Starting in the sixth full calendar year following the First Commercial Sale, Company shall pay to Licensor an aggregate annual minimum royalty of [***] for remainder of the Royalty Term. In each instance, earned royalties during a calendar year shall be credited against the annual minimum royalty and any remaining portion of the annual minimum royalty shall be paid as a year-end true-up within sixty (60) days after the end of such calendar year, as applicable.

Solely by way of example, if the First Commercial Sale occurred on June 30, -2025, Company will pay to Licensor the following annual minimum royalties for the Royalty Term: [***], for remainder of the Royalty Term.

4.7 Sublicense Revenue. The Licensor shall receive the following portions of any non-royalty Qualified Sublicensing Income on a country-by-country basis in the Territory:

(a) [***] for Qualified Sublicensing Income from any sublicensing agreement entered into prior to the [***].

(b) [***] for Qualified Sublicensing Income from any sublicensing agreement entered on or after the [***].

4.8 Royalty Reports and Payments. All amounts payable to Licensor pursuant to Section 4.5 shall be paid in Dollars within sixty (60) days after the end of each calendar year with respect to Net Sales in such calendar year. Each payment of royalties due to Licensor shall be accompanied by a statement, on a country-by-country basis, of the Net Sales during such calendar year, and a calculation of the amount of royalty payment due on such sales for such calendar year.

4.9 Third Party Payments.

(a) Company Obligations. Subject to Section 4.5(c), Company will be solely responsible for all amounts owed to Third Parties after the Effective Date pursuant to any future license or technology acquisition agreement under which Company obtains rights to Third Party Patents or Information related to the development and commercialization of the Licensed Product by Company, its Affiliates and their respective sublicensees.

4.10 Assignment Fee. If Company assigns its rights and obligations under this Agreement to a Third Party, Company or such Third Party shall pay to Licensor an assignment fee equal to [***]. Such assignment fee is non-cancellable, non-refundable, and non-credible against any other fees or royalties.

4.11 Foreign Exchange. If Company, its Affiliates or its sublicensees receive payment from a Third Party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then conversion of sales recorded in local currencies to Dollars shall be performed using a widely accepted source of published exchange rates, in a manner consistent with Company’s normal practices used to prepare its audited financial statements.

4.12 Payment Method; Late Payments. All payments due to Licensor hereunder shall be made in Dollars by wire transfer of immediately available funds into an account designated by Licensor. If Licensor does not receive payment of any undisputed sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Licensor until the date of payment at the rate of [***] per month or the maximum annual rate allowable by Applicable Law, whichever is lower.

4.13 Records; Audits. Company and its Affiliates and sublicensees will maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of the calculation of royalty payments and the achievement of sales milestone events. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination, not more often than once each calendar year, by an independent certified public accountant selected by Licensor and reasonably acceptable to Company, for the sole purpose of verifying the accuracy of the financial reports furnished by Company pursuant to this Agreement. Any such auditor shall not disclose Company’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Company, its Affiliates, or its sublicensees or the amount of payments due from Company to Licensor under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 4.12) from the original due date. Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Company of more than ten percent (10%) of the amount due for the period being audited, in which case Company shall bear the full cost of such audit.

4.14 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b) Tax Cooperation. To the extent Company is required to withhold taxes on any payment to Licensor, Company shall pay the amounts of such taxes to the proper governmental authority in a timely manner, deduct such amounts from the applicable payment(s) to Licensor, and promptly transmit to Licensor an official tax certificate or other evidence of such withholding sufficient to enable Licensor to claim such payment of taxes. Licensor shall provide Company any tax forms that may be reasonably necessary in order for Company not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

Article 5
Patents

5.1 Patent Prosecution.

(a) Subject to Section 5.1(b), Company shall be responsible for, at its sole expense, the filing, prosecution and maintenance of all Licensed Patents (including any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar post-grant or adversarial administrative proceeding with respect thereto). Company shall deliver to Licensor copies of all documents materially related to such prosecution or maintenance within a reasonable period of time after such documents are prepared by or received by Company, and in any event a reasonable amount of time before any such document is filed with or submitted to the applicable patent office or agency by Company. Company shall consult with Licensor regarding the prosecution of any patent applications in the Licensed Patents, and shall incorporate any and all reasonable comments or suggestions made by Licensor with respect to such prosecution.

(b) If, at any time during the term of this Agreement, Company no longer wishes to file, prosecute, or maintain a patent or patent application in the Licensed Patents, it shall notify Licensor in writing of such decision. Company shall provide such notice at least thirty (30) days prior to abandonment or lapse of such patent or patent application, to the extent practicable in light of the timing of any notice relating to such patent or patent application. Thereafter, Licensor shall have the right, but not the obligation, to assume the sole and exclusive responsibility, at its discretion, for the filing, prosecution, and/or maintenance (as the case may be) of such patent or patent application solely at its own expense.

5.2 Infringement by Third Parties.

(a) Notice. If either Party becomes aware of any actual or threatened infringement of a Licensed Patent, such Party shall promptly notify the other Party in writing (the “Notice”) and the Parties shall confer in good faith regarding the most appropriate action to take with respect to such infringement. Both Parties shall use their reasonable efforts in cooperating with each other to terminate such infringement without litigation.

(b) Enforcement. Unless the Parties otherwise agree, Company shall have the first right, but not the obligation, to take appropriate action against activities allegedly infringing any patent in the Licensed Patents, in its own name and under its sole control. If Company does not take any action against such activities within one hundred twenty (120) days after delivery of the Notice, then Licensor may, upon thirty (30) days’ notice to Company, take appropriate action against such activities in its own name and under its sole control.

(c) Cooperation; Settlement. Regardless of which Party brings the action (the “Initiating Party”), the other Party (the “Non-Initiating Party”) hereby agrees to cooperate reasonably in any such effort, all at the Initiating Party’s expense, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any action relating to the Licensed Patents which may affect the need for one Party or the other to participate in such action. The Non-Initiating Party agrees to be joined as a party plaintiff, at the Initiating Party’s expense, in any such action if needed for the Initiating Party to bring or continue an infringement action hereunder. The Non-Initiating Party shall, at its own expense and with its own counsel, have the right to participate in any action brought by the Initiating Party. Neither Party may settle any action brought under this Section 5.2, or take any other action in the course thereof, that adversely affects the other Party’s interest in the Licensed Patents or Licensed Know-How, without the written consent of such other Party, such consent not to be unreasonably withheld.

(d) Costs; Allocation of Recovery. The costs and expenses of conducting any infringement suit brought under this Section 5.2 shall be borne solely by the Initiating Party, unless there is a separate written agreement to share costs between the Parties. Except as otherwise agreed to in writing by the Parties, any recovery realized by a Party as a result of a litigation or other action taken under this Section 5.2 with respect to any actual or threatened infringement of a Licensed Patent will first be applied to reimburse the Initiating Party for any actual litigation costs and expenses borne by the Initiating Party and not otherwise reimbursed, and any amounts remaining after such reimbursement (a “Net Recovery”) will be retained by the enforcing Party; provided that if Company is the enforcing Party, the Net Recovery shall be included in Net Sales for purposes of calculating royalties owed to Licensor hereunder.

5.3 Other Intellectual Property Matters.

(a) Patent Term Extension. With respect to a Licensed Product, Company shall be responsible for making decisions regarding patent term extensions, including supplementary protection certificates, pediatric extensions, and any other extensions that are now or become available in the future, wherever applicable. Company shall have the sole responsibility of applying for any patent term extension (including supplementary protection certificates and pediatric extensions) for any Licensed Patents in the Territory. Company shall keep Licensor fully informed of its efforts to obtain such extension. Licensor shall provide prompt and reasonable assistance, as requested by Company, including by taking such action as patent holder as is required under any Applicable Law to obtain such patent extension. Company shall pay all expenses in regard to obtaining the extension in the Territory, including any reasonable out-of-pocket costs and expense arising out of Licensor’s assistance in connection therewith.

(b) Patent Listings. Company shall have the sole right to make all filings with patent offices, Regulatory Authorities and other governmental or non-governmental entities in the Territory with respect to any Patents that Cover Licensed Antibodies or Licensed Products. Licensor shall cooperate with Company’s reasonable requests in connection therewith, including providing to Company all relevant Information and meeting any submission deadlines. Company shall pay all reasonable out-of-pocket costs and expense arising out of Licensor’s assistance in connection therewith.

(c) International Nonproprietary Name. As between the Parties, Company shall have the sole right and responsibility to select the International Nonproprietary Name or other name or identifier for any Licensed Antibody or Licensed Product. Company shall have the sole right and responsibility to apply for submission to the World Health Organization for the International Nonproprietary Name, and submission to the United States Adopted Names Council for the United States Adopted Name.

(d) UPC (Unified Patent Court) Opt-Out and Opt-In. Company shall have the first right to make decisions regarding the opt-out or opt-in under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01), with respect to the Licensed Patents, and pay all fees associated with such decisions. If Company decides not to make a decision with respect to any such Patent, Licensor shall have the right to make a decision for such Patent and pay all fees associated therewith.

Article 6
Confidentiality

6.1 Confidentiality Obligations. Each Party agrees that, for the term of this Agreement and for five (5) years thereafter, such Party shall, and shall ensure that its officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement (including, without limitation, know-how of the disclosing Party). The foregoing obligations shall not apply to any Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate with competent evidence that such Information:

(a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliate by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e) was independently developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

6.2 Authorized Disclosure. Notwithstanding the obligations set forth in Section 6.1 and Section 6.3, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure is reasonably necessary (i) for filing or prosecuting Patents as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of a Licensed Product; or (iii) for prosecuting or defending litigation as contemplated by this Agreement;

(b) such disclosure is reasonably necessary to its employees, agents, consultants, contractors, financial partners, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c) such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall use all reasonable efforts to inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential; or

(d) such disclosure is reasonably necessary to comply with Applicable Law, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.

In the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 6.2(a) or 6.2(d), such Party shall promptly notify the other Party such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

6.3 Publicity; Term of Agreement.

(a) The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 6.3.

(b) If either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, conditioned or delayed, except that in the case of a press release or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within five (5) business days after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 6.3, provided such information remains accurate as of such time.

(c) The Parties acknowledge that either or both Parties may, at some time during the term of this Agreement, be obligated to file under Applicable Law a copy of this Agreement with the U.S. Securities and Exchange Commission or other governmental authorities or otherwise to disclose the terms of this Agreement in securities filings as required by Applicable Law. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. At least five (5) business days prior to such disclosure or filing (or such shorter period as may be required to permit timely filing or disclosure with the SEC or other governmental authority), the Party required to make such a filing of a copy of this Agreement will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon that are received during such five (5) business day period, to the extent consistent with Applicable Law governing disclosure of material agreements and material information that must be publicly filed.

Article 7
Representations and Warranties

7.1 Representations and Warranties of Company. Company hereby represents and warrants to Licensor, as of the Effective Date, as follows:

(a) Company is duly organized, validly existing, and in good standing under the laws of State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Company is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Company’s behalf has been duly authorized to do so by all requisite corporate action.

(c) This Agreement is a legal and valid obligation binding upon Company and enforceable in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity). The execution, delivery and performance of this Agreement by Company does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.

(d) Company is aware of no action, suit or inquiry or investigation instituted by any person or entity that questions or threatens the validity of this Agreement.

7.2 Representations and Warranties of Licensor. Except as provided in Schedule 7.2, Licensor hereby represents and warrants to Company, as of the Effective Date, and covenants, as follows:

(a) Licensor is duly organized and validly existing under the Law of State of California and has full corporate power and authority to enter into this Agreement, to grant the licenses granted hereunder, and to carry out the provisions hereof.

(b) Licensor is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Licensor’s behalf has been duly authorized to do so by all requisite corporate action.

(c) This Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Licensor does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.

(d) Licensor is not aware of any action, suit or inquiry or investigation instituted by any person or entity that questions or threatens the validity of this Agreement.

(e) Licensor is the sole and exclusive owner of the Licensed Technology free and clear of any liens, charges or encumbrances.

(f) Licensor has sufficient legal or beneficial title and ownership of the Licensed Technology to grant the licenses to such Licensed Technology that it purports to grant to Company pursuant to this Agreement.

(g) To Licensor’s Knowledge, (x) Exhibit A sets forth a complete and accurate list of the Licensed Patents and (y) Exhibit B sets forth a complete and accurate list of the Licensed Know-How.

(h) All Licensed Patents are and have been filed and maintained properly and correctly and, to Licensor’s Knowledge, all applicable fees have been paid on or before any final due date for payment. Licensor has complied with all Applicable Law, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Licensed Patents.

(i) To Licensor’s and its Affiliates’ Knowledge, the Licensed Patents are, or, upon issuance, will be, valid and enforceable.

(j) All Licensed Know-How and Information provided by or on behalf of Licensor or any of its Affiliates to Company or its agents or representatives prior to or on the Effective Date with respect to this Agreement was and is true, accurate and complete in all material respects, and Licensor has not disclosed, failed to disclose or caused to be disclosed any Know-How or data that could reasonably be expected to be misleading in any material respect.

(k) Licensor has obtained all necessary authorizations, consents, and approvals, and fulfilled all necessary conditions, if any, in order to enter into the transaction contemplated by this Agreement or to perform its obligations under this Agreement, including without limitation the grant of the license set forth in Section 2.1.

(l) Neither Licensor nor any of its Affiliates has granted to a Third Party, and neither Licensor nor any of its Affiliates is under any obligation to grant a Third Party, any rights under the Licensed Patents or Licensed Know-How in the Territory or otherwise assign or license to any Third Party any rights to Patents or Information that would otherwise constitute Licensed Patents or Licensed Know-How.

(m) The inventors named in each Licensed Patent have each assigned to Licensor their respective entire right, title and interest in and to the relevant Licensed Patent.

(n) Any research, development, use, manufacture, sale, offer for sale, importation or exportation of the Licensed Technology with respect to the Licensed Products as contemplated under this Agreement, (a) does not and will not infringe any issued Patent of any Third Party or misappropriate any Information or other intellectual property of any Third Party and (b) will not infringe the claims of any Third Party patent application when and if such claims were to issue in their current form.

(o) There is no (a) notice, claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to Licensor’s Knowledge, threatened against Licensor or any of its Affiliates or (b) judgment or settlement against or owed by Licensor or any of its Affiliates, in each case ((a) and (b)), in connection with the Licensed Technology, including any notice or claim alleging that (x) the issued patents in the Licensed Patents are invalid or unenforceable, or the patent applications in the Licensed Patents will, upon issuance, be invalid or unenforceable or (y) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Information in the Licensed Technology or the practice thereof as contemplated in this Agreement infringes or would infringe any Patent rights of any Person or misappropriates or would misappropriate any Information or other intellectual property right of any Person.

(p) Exhibit C sets forth a complete and accurate list of all agreements between Licensor or its Affiliates and a Third Party in connection with the Licensed Technology or Information. Licensor has provided true and complete copies of all such Third Party Agreements to Company. There are no terms or conditions in such Third Party agreements that (a) would prevent Company from exercising its rights under this Agreement with respect to the prosecution, maintenance, enforcement or defense of any Licensed Patent; (b) would require Licensor or any of its Affiliates to grant any Third Party rights under the Licensed Know-How or Licensed Patents; (c) grant to any Third Party contractual exclusivity with respect to the development, manufacture or commercialization of a Licensed Product; or (d) would otherwise conflict with the licenses and other rights granted to Company under this Agreement. Neither Licensor nor its Affiliates are in material breach or default under any Third Party agreements, nor, to Licensor’s Knowledge, is any counterparty thereto in material breach of any Third Party agreements, and neither Licensor nor its Affiliates have received any written notice of breach or default with respect to any Third Party agreements. The rights granted to Licensor or its Affiliates in the Third Party agreements are in full force and effect. The execution and performance of this Agreement does not constitute a material breach of any Third Party agreements.

(q) As of the Effective Date, Licensor has furnished or made available to Company or its agents or representatives all material information that is in Licensor’s or any of its Affiliates’ possession concerning the Licensed Products (in each case in the form being developed by Licensor or any of its Affiliates as of the Effective Date), including relevant to the safety or efficacy of such Licensed Products, and all material regulatory filings and other material correspondence with Regulatory Authorities relating to any such Licensed Product, and such information is accurate, complete and true in all material respects.

(r) As of the Effective Date, Licensor and its Affiliates and subcontractors have conducted all research and development of Licensed Products in accordance with all Applicable Law, and Licensor and its Affiliates and subcontractors have not employed, or otherwise used in any capacity, the services of any person or entity suspended, proposed for debarment, or debarred under United States law, including under 21 U.S.C. § 335a, or any foreign equivalent thereof, with respect to the Licensed Antibodies and Licensed Products.

(s) No funding, facilities, or personnel of any governmental authority or any public or private educational or research institutions were used to develop or create any Licensed Technology, and neither Licensor nor any of its Affiliates has entered into a government funding relationship that would result in rights to any Licensed Antibody or Licensed Product residing in the U.S. Government, the National Institutes of Health, or other government agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in 35 U.S.C. §§ 200 et seq., or any similar obligations under the laws of any other country in the Territory.

7.3 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 7, EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

Article 8
Indemnification

8.1 Indemnification by Licensor. Unless otherwise provided herein, Licensor agrees to indemnify, hold harmless, and defend Company, its Affiliates, and their respective directors, officers, employees, and agents (the “Company Indemnitees”) from and against any and all third party suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Claims”), to the extent arising, directly or indirectly, out of any of the following:

(a) a breach by Licensor of a representation, warranty, or covenant of this Agreement; or

(b) the negligence, recklessness or willful misconduct of Licensor.

Such indemnity shall not apply if Company fails to comply with the indemnification procedures set forth in Section 8.3 or to the extent that the Claim was the result of any breach by Company of this Agreement or the negligence, recklessness or willful misconduct of a Company Indemnitee.

8.2 Indemnification by Company. Unless otherwise provided herein, Company agrees to indemnify, hold harmless, and defend Licensor, its Affiliates, and their respective directors, officers, employees, and agents (the “Licensor Indemnitees”) from and against any and all Claims, to the extent arising, directly or indirectly, out of any of the following:

(a) a breach by Company of a representation, warranty, or covenant of this Agreement; or

(b) Company’s exercise of the rights granted under Section 2.1 of this Agreement, including without limitation the research, development, manufacture, possession, storage, transport, importation, use, sale, marketing, or distribution of Licensed Products by Company or its Affiliates or sublicensees.

Such indemnity shall not apply if Licensor fails to comply with the indemnification procedures set forth in Section 8.3 or to the extent that the Claim was the result of any breach by Licensor of this Agreement or the negligence, recklessness or willful misconduct of Licensor.

8.3 Control of Defense. Any entity entitled to indemnification under this Article 8 shall give written notice to the indemnifying Party of any Claims that may be subject to indemnification, promptly after learning of such Claim. Within a reasonable time after receiving such notice, the indemnifying Party shall assume the defense of such Claims with counsel reasonably satisfactory to the indemnified Party. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (b) adversely impacts the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.

8.4 Insurance. Company, at its own expense, shall maintain general liability insurance in an amount consistent with industry standards during the term of the Agreement. Company shall provide a certificate of insurance evidencing such coverage to Licensor upon request.

Article 9
Term; Termination.

9.1 Term. The term of this Agreement shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 9, shall remain in effect on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term of such Licensed Product in such country (the “Term”). Upon the expiration of the Royalty Term for a Licensed Product in a particular country, the licenses granted by Licensor to Company under Section 2.1 with respect to such Licensed Product and such country shall become fully-paid, royalty-free, perpetual, and irrevocable.

9.2 Termination for Breach.

(a) Breach. Subject to Section 9.2(b), each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice.

(b) Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 9.2(a), and such alleged breaching Party provides the other Party notice of such dispute within such ninety (90) day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 9.2(a) unless and until an arbitrator, in accordance with Article 10, has determined that the alleged breaching Party has materially breached the Agreement and that such Party fails to cure such breach within ninety (90) days following such arbitrator’s decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

9.3 Termination by Company. Company may terminate this Agreement in its entirety for any or no reason upon (i) thirty (30) days’ prior written notice to Licensor within and including one (1) year from the Effective Date; and (ii) one hundred eighty (180) days’ written notice to Licensor after one (1) year from the Effective Date.

9.4 Effect of Termination. Upon any termination (but not expiration) of this Agreement:

(a) Regulatory Materials; Data. To the extent permitted by Applicable Law, Company shall transfer and assign to Licensor all Regulatory Materials, Regulatory Approvals, and related data and Information relating to the Licensed Products and shall treat the foregoing as “Confidential Information” of Licensor (and not of Company) under Article 6; provided that Company will be allowed to retain any such materials that a Regulatory Authority requires Company to retain under Applicable Law, and provided further that Company shall retain the right to use (and to allow others to use) any and all data generated by or on behalf of Company or its Affiliates or sublicensees related to the Licensed Products for the development and commercialization of products other than Licensed Products.

(b) License to Licensor. Company hereby grants to Licensor, effective upon such termination, an exclusive, royalty-bearing, worldwide license (with the right to grant sublicenses through multiple tiers) under the Termination Know-How and Termination Patents solely to research, develop, make, have made, use, sell, offer for sale, import Licensed Products in the Field. Licensor shall pay to Company a royalty on net sales of Licensed Products by Licensor or its Affiliate or sublicensee as follows: (a) [***]; (b) [***]; or (c) [***]. Such royalties will be determined using the definition of Net Sales applied mutatis mutandis to sales by Licensor, its Affiliates and sublicensees, and the term of such royalty shall be the longer of, with respect to a Licensed Product and country, (i) 10 years from First Commercial Sale of such Licensed Product in such country or (ii) the expiration of the last-to-expire Licensed Patent or Termination Patent in such country that Covers the composition of matter of such Licensed Product, the manufacture of such Licensed Product in such country, or a method of use of such Licensed Product for an indication for which Regulatory Approval has been obtained in such country. The terms of such royalties shall be as set forth in Sections 4.5, 4.7, 4.8, 4.9 and 4.10–4.14 as applied mutatis mutandis to Company and its Affiliates and sublicensees.

(c) Trademarks. Company shall assign to Licensor all right, title and interest in and to any trademarks then being used by Company, its Affiliates, or its sublicensees in connection with the commercialization of Licensed Products (excluding any such marks that include, in whole or part, any corporate name or logo of Company) throughout the Territory, at Company’s expense.

(d) Sublicensee. Any sublicense granted under the Licensed Patents or Licensed Know-How by Company shall automatically terminate and be of no further force or effect.

9.5 Surviving Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Sections 2.3, 3.5(a), 7.2, 7.3, 9.4, 9.5, 11.1, 11.4, 11.6, 11.8, 11.9, 11.10 and Article 1, Article 6, Article 8 and Article 10 of this Agreement shall survive termination or expiration of this Agreement.

Article 10
Governing Law; Dispute Resolution.

10.1 Governing Law. This Agreement shall be governed by the Law of the Commonwealth of Massachusetts, without regard to any conflicts of law principles that would provide for application of the law of a jurisdiction other than Massachusetts.

10.2 Legal Compliance. The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all Applicable Law.

10.3 Disputes. The Parties recognize that disputes as to certain matters may arise from time-to-time during the term of this Agreement. It is the objective of the Parties to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resort to litigation, and to that end the Parties agree to abide by the following procedures set forth in this Article 10 to resolve any such issues or disputes. The Parties initially shall attempt to settle any such issue or dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute.

10.4 Escalation. Prior to taking action as provided in Section 10.5 or 10.6 of this Agreement, the Parties shall first submit such dispute to the Parties’ respective Senior Executives for resolution. The Senior Executives to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed forty-five (45) calendar days, unless the Senior Executives mutually agree in writing to extend such period of negotiation. Such forty-five (45) calendar day period shall be deemed to commence on the date the dispute was submitted to the Senior Executives. The Senior Executives shall, if mutually agreed by the Senior Executives, submit the dispute to voluntary mediation at such place and following such procedures as the Parties shall reasonably agree. All negotiations pursuant to this Section 10.2 shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

10.5 Arbitration. Any dispute that is not resolved by the Parties by negotiation and/or mediation pursuant to Sections 10.1 and/or 10.2 above shall, upon the submission of a written request of either Party to the other Party, be resolved exclusively by binding arbitration before a three-person panel of arbitrators (the “Panel”), conducted in accordance with the rules of arbitration of the American Arbitration Association for commercial disputes (the “Rules”), except to the extent that such Rules are inconsistent with this Agreement. Each Party shall select one independent, neutral arbitrator (a “Party Arbitrator”), and shall notify the other Party of its selection of such Party Arbitrator within twenty (20) days after receipt by one Party of the other Party’s written request for binding arbitration. The two (2) Party Arbitrators shall then mutually select a third arbitrator (a “Neutral Arbitrator”) in accordance with the Rules. The Panel shall resolve the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or conflicts of Law) that would be applied by a federal court sitting in Massachusetts. The final decision of the Panel shall be the sole and exclusive remedy of the Parties, shall be final and shall be fully and irrevocably accepted by the Parties. The prevailing Party may enforce such decision against the other Party in any court having jurisdiction. The arbitration shall take place in Massachusetts and shall be conducted in the English language. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrators that constitute the Panel. Each Party shall bear its own attorneys’ and expert fees and all associated costs and expenses.

10.6 Court Actions. Notwithstanding the above, to the full extent allowed by law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the Parties’ rights or enforce the Parties’ obligations under this Agreement pending final resolution of any claims related thereto in an arbitration proceeding as provided above. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights. The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.

Article 11
General Provisions.

11.1 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) upon personal delivery to the Party to be notified at the address set forth below, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, to the address set forth below, (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery to the address set forth below, with written verification of receipt, or (d) upon confirmation of receipt if sent by facsimile to the number set forth below.

To Licensor:

Milky Way BioPharma, LLC

1230 Bordeaux Drive

Sunnyvale, CA, 94089

Attn: [***]

Email: [***]

To Company:

Corbus Pharmaceuticals, Inc

500 River Ridge Drive, Norwood MA 02062

Attn: Yuval Cohen, CEO

Email: [***]

Any Party may, by written notice to the other, designate a new address or email to which notices to the Party giving the notice shall thereafter be mailed or faxed.

11.2 Force Majeure. No Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its best efforts to overcome the same.

11.3 Entirety of Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and no Party shall be bound by any representation other than as expressly stated in this Agreement or a written amendment to this Agreement signed by authorized representatives of each of the Parties.

11.4 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

11.5 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partnership, principal and agent, or joint venture between the Parties.

11.6 Severance. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or any government or other agency having jurisdiction over either Company or Licensor deems any Article or part thereof to be contrary to any antitrust or competition Law, then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties’ original intent.

11.7 Assignment. Neither Party shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment or transfer without the other Party’s consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any attempted assignment or transfer that does not comply with this Section 11.7 shall be of no force or effect.

11.8 Bankruptcy. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. In the event of commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party hereunder, and all embodiments of such intellectual property, if not already in its possession, shall be promptly delivered to such other Party.

11.9 Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

11.10 Limitation of Liability. NO PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE DAMAGES AVAILABLE TO A PARTY FOR THE OTHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 6 OR THE RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 8.

11.11 Counterparts. This Agreement may be executed in one (1) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have duly executed this License Agreement.

Corbus Pharmaceuticals, Inc.

By:	/s/ Yuval Cohen
Name:	Yuval Cohen, PhD
Title:	CEO

Milky Way BioPharma, LLC

By:	/s/ [***]
Name:	[***]
Title:	[***]

Exhibit A

Licensed Patents

[***]

None.

Exhibit B

Know-How to be Transferred

[***]

Exhibit C

Licensor’s Third Party Agreements with respect to the Licensed Technology

[***]

- 1 -